UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A INFORMATION

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant ☑
Filed by a Party other than the Registrant
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SUSSEX BANCORP

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required
☐	Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUSSEX BANCORP

200 Munsonhurst Road
Franklin, New Jersey, 07416

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on January __, 2009

NOTICE IS HEREBY GIVEN that the Special Meeting (the “Special Meeting”) of the holders of shares of common stock of Sussex Bancorp (the "Company”) will be held at the main offices of the Company at 200 Munsonhurst Road, Franklin, New Jersey, on January __, 2009 at 10:00 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.
An Amendment to the Company’s Certificate of Incorporation to provide for 1,000,000 shares of series preferred stock, the terms, conditions and designations of which are discussed in the accompanying Proxy Statement; and

2.	Such other business as shall properly come before the Special Meeting.

Holders of shares of common stock of record at the close of business on December 9, 2008 will be entitled to vote at the Special Meeting or any postponement or adjournment.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Special Meeting.  A postage-paid return envelope is enclosed for your convenience.

If you are present at the Meeting, you may vote in person even if you have already returned your proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Donald L. Kovach
Chairman of the Board

Franklin, New Jersey
January _, 2009

 IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy to the Company promptly in the envelope provided so that there may be sufficient representation at the Special Meeting.

SUSSEX BANCORP

PROXY STATEMENT FOR
SPECIAL  MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY __, 2009

___________________________________________________________

This Proxy Statement is being furnished to shareholders of Sussex Bancorp (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Special Meeting of stockholders to be held on January __, 2009 at 10:00 a.m., at the main offices of the Company, 200 Munsonhurst Road, Franklin, New Jersey.

About the Special Meeting

Why have I received these materials?

The accompanying proxy, being mailed to shareholders on or about January __, 2009, is solicited by the Board of Directors of Sussex Bancorp (referred to throughout this Proxy Statement as the "Company" or "we"), the holding company for Sussex Bank (the "Bank") in connection with a Special Meeting of Shareholders that will take place on January __, 2009.  You are cordially invited to attend the Special Meeting and are requested to vote on the proposal described in this Proxy Statement.

Who is entitled to vote at the Special Meeting?

Holders of common stock of the Company as of the close of business on December 9, 2008 will be entitled to vote at the Special Meeting.  On December 9, 2008, there were outstanding and entitled to vote 3,261,362 shares of common stock, each of which is entitled to one vote with respect to each matter to be voted on at the Special Meeting.

How do I vote my shares at the Special Meeting?

If you are a "record" shareholder of common stock (that is, if you hold common stock in your own name in the Company's stock records maintained by our transfer agent, American Stock Transfer and Trust Company), you may complete and sign the accompanying proxy card and return it to the Company or deliver it in person.

"Street name" shareholders of common stock (that is, shareholders who hold common stock through a broker or other nominee) who wish to vote at the Special Meeting will need to obtain a proxy form from the institution that holds their shares and to follow the voting instructions on such form.

Can I change my vote after I return my proxy card?

Yes.  After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date.  You may change your vote either by submitting a proxy card prior to the date of the Special Meeting or if you are a "record" holder of the common stock by voting in person at the Special Meeting.

What constitutes a quorum for purposes of the Special Meeting?

The presence at the Special Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business.  Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to adopt the proposal at the Special Meeting?

The affirmative vote of a majority of the votes cast at the Special Meeting is required to adopt the amendment to the Company’s certificate of incorporation.

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors.  The Board's recommendation is set forth together with the description of each item in this Proxy Statement. The Board recommends a vote FOR the amendment to the Company’s certificate of incorporation.

With respect to any other matter that properly comes before the Special Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interest of the Company.  At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Special Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies.  In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees.  We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such common stock.

About the Proposed Amendment to Our Certificate of Incorporation

Why is the Company seeking to amend its certificate of incorporation?

On October 8, the Emergency Economic Stabilization Act (the “EESA”) was signed into law. Under the terms of the EESA, the United States Department of the Treasury (the “Treasury”) adopted the Capital Purchase Program (the “CPP”), under which the Treasury will invest $250 billion into United States financial institutions. The investment is to be in the form of non-voting preferred stock and common stock purchase warrants. In order to participate in the CPP, a bank or bank holding company must be authorized to issue preferred stock. We are not currently authorized to issue preferred stock under our certificate of incorporation.

Why does the company want to participate in the CPP?

Although the Company is well capitalized under all of the regulatory capital measurements applicable to it and has sufficient liquidity to continue to execute its business plan, the additional capital available through the CPP will help the Company continue to grow, to increase its loan portfolio, its largest earning asset, and provide an additional capital cushion in the event the economy continues to slow. The Company also believes that the terms of the CPP are beneficial to the Company’s shareholders.

How much capital is the Company seeking from the Treasury?

Under the rules of the CPP, the Company can seek an investment from the Treasury ranging from one percent (1%) to three percent (3%) of its risk weighted assets . Accordingly, the minimum investment which the Company may seek is $3,329,750 and the maximum is $9,989,000.   The Company has applied for the maximum investment of $9,989,000 from the Treasury.  On December 12, 2008, we received preliminary approval of our application to participate in the CPP for the maximum investment of $9,989,000 from the Treasury.  However, we can offer you no assurance that we will be able to close upon this investment and receive such proceeds from the Treasury.

How many preferred shares will the Company sell to the Treasury? Why is the Company seeking authority to issue additional preferred shares?

Under the rules of the CPP, the preferred stock will have a value of $1,000 per share. Therefore, if the Company receives the amount for which it has been preliminarily approved, it will issue 9,989 shares of preferred stock to the Treasury. Beyond its participation in the CPP, for the reasons set forth later in this proxy statement (see p. 6) the Company believes as a general matter that it is in the best interests of the Company’s shareholders that the Company be authorized to issue preferred stock at times and on terms determined by the Board of Directors. The Company is therefore proposing in the amendment to the certificate of incorporation that the Company be authorized to issue up to 1,000,000 shares of preferred stock on the terms and conditions set by the Board at the time of issuance.  Other than under the CPP, the Company has no current plans or agreements to issue preferred stock.

Will this proposal or the Company’s participation in the CPP affect the rights of the holders of the Company’s common stock?

Our participation in the CPP may affect the rights of the holders of our common stock in several ways. As discussed in more detail below, in order to participate in the CPP, we must agree to restrictions on:  (i) our ability to pay cash dividends to holders of our common shares, (ii) our ability to make stock repurchases, and (iii) executive compensation levels for certain senior executives, as well as the terms of compensation plans and arrangements in which our senior executive officers may participate. However, with respect to executive compensation restrictions, the Company believes that it is already in compliance with such restrictions and accordingly no modifications to any existing agreements with our executives will be necessary.   In addition, if dividends payable on the shares of preferred stock issued to the Treasury in the CPP have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the holders of the shares of Preferred Stock could elect two representatives to our Board of Directors. Such Directors would be in addition to the Directors elected by the holders of common stock.

Participation in the CPP could dilute both the ownership interests of our common shareholders and the per share book value of our common stock. In order to participate in the CPP, we are required to issue to the Treasury warrants to purchase shares of our common stock. The exercise price per share, as well as the number of shares purchasable upon the exercise of the warrants, will depend upon the market value of our common stock at the time we are notified that we are eligible to participate in the CPP. Based upon the documentation we received in connection with our preliminary approval to participate in the CPP, and our current market price, we expect to issue warrants to purchase 277,987 at an exercise price of $5.39 per share. Exercise of these warrants will dilute the ownership percentage of our common holders. In addition, to the extent the exercise price at the time of exercise is less than our book value per share, exercise of the warrants will dilute our book value per share.

Finally, by participating in the CPP, the Company will be issuing preferred shares which would be senior to our common stock in terms of dividend payments or distributions upon a liquidation of the Company. The preferred stock will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of issuance and thereafter at a rate of 9% per annum. Undertaking this obligation to pay dividends on the preferred shares may result in a decrease in the availability of revenues to pay cash dividends to our holders of common stock.  See “Pro Forma Financial Information.”

In addition to the shares of preferred stock the Company intends to issue pursuant to the CPP, the Company is asking shareholders to approve the authorization of additional preferred shares, and to grant the Board the right to set the terms and conditions of the preferred stock at the time the shares are issued, without further shareholder approval. Any issuance of preferred stock could adversely affect the rights of holders of common stock and the value of such common stock. Although our Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, our Board of Directors could, for example, act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Any shares of preferred stock issued under this authority may also be senior to the common stock in terms of dividend payments, rights to assets upon a liquidation or voting rights.

PROPOSAL 1 — APPROVAL OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
TO CREATE PREFERRED STOCK

Background of the Amendment

The Board of Directors has unanimously approved and recommended that the shareholders of the Company approve a proposed amendment to the Company's Certificate of Incorporation creating a new class of 1,000,000 authorized shares of Series Preferred Stock.  The Board of Directors will have the authority to set the specific terms, rate of dividends, preferences and conditions of any series of preferred stock upon its issuance, without further shareholder approval, providing the Board with greater flexibility in raising capital.

The Board is proposing the amendment to permit the Company to participate in the CPP. Under the CPP, the Treasury will invest in financial institutions through the purchase of non-voting preferred stock. The Company is not currently authorized to issue preferred stock, and so will not be eligible to participate in the CPP unless the amendment is approved by the Company’s shareholders. The form of the amendment is attached as Exhibit A hereto.

Although the purpose of the amendment is to permit the Company to participate in the CPP, the Board of Directors also believes as a general matter that having so-called "blank check" preferred stock authorized in the Company's Certificate of Incorporation will provide the Board with greater flexibility in raising capital for the Company, permitting the Company to take advantage of business expansion opportunities or changes in the market that may arise from time to time.  The Company is therefore asking shareholders to approve more authorized preferred shares than are necessary for participation in the CPP, and to grant the Board the right to set the terms and conditions of the preferred stock at the time the shares are issued, without further shareholder approval. The use of preferred stock may permit the Company to raise capital without diluting the voting interests or ownership interests of current holders of the common stock.  Permitting the Board to set the terms, rates, conditions and preferences of any issuance of any series of preferred stock at the time the stock is issued, without further shareholder approval, will permit the Board the maximum flexibility and allow the Board to react to potentially changing market conditions or business opportunities which require capital. However, in certain situations, issuance of a series of preferred stock could hinder the ability of a third-party to take control of the Company, even if some shareholders believed that such a change in control would be in their best interests.

The CPP

The Board believes that participation in the CPP is in the best interests of the Company. Although the Company is well capitalized under all regulatory capital measures applicable to it, the Treasury’s investment under the CPP will strengthen the Company’s capital position, increase its ability to make credit available to its customers and provide a cushion should the economy continue to slow.  Set forth below is a summary of the material terms of Treasury’s investment under the CPP. The Company has received preliminary approval for an investment of $9,989,000 from the Treasury.  Although we believe that we will close upon this investment with the Treasury, there is no guarantee we will receive any proceeds from the Treasury.  However, we do not believe that any failure to receive an investment from the Treasury under the CPP would have a material adverse effect upon our liquidity, capital resources, or results of operations.

An investment by the Treasury under the CPP will have the following terms:

Liquidation Preferences, Dividends, and Redemption Rights.

Should the shareholders approve the amendment, the Company and its Board of Directors determine to proceed with participation in the CPP, and the Treasury finalize its approval to invest $9,989,000, the Board of Directors would authorize the Company to issue and sell to the Treasury shares of preferred stock (the “Preferred Stock”). Such Preferred Stock would have dividend and liquidation preferences senior to the Company’s common stock. All shares of Preferred Stock would pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter, payable quarterly. Shares of the Preferred Stock would be redeemable after three years at its issue price, plus accrued and unpaid dividends. Prior to the third anniversary of the Treasury’s investment, shares of the Preferred Stock could only be redeemed using the proceeds of an offering of other securities of the Company which would qualify as Tier I capital under federal reserve regulations and would provide the Company with proceeds of at least 25% of the issue price of the shares of the Preferred Stock. Any such redemption must be approved by the Company’s primary federal bank regulator, currently the Board of Governors of the Federal Reserve System. The Treasury would be permitted to transfer the Preferred Stock to a third party at any time.

Voting Rights; Election of Preferred Directors.

Generally, the Preferred Stock does not have voting rights, except as explained in this subsection and the following subsection. The standard terms required by the Treasury for the Preferred Stock include that whenever dividends payable on the shares of Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors of the Company will be increased by two and the holders of the Preferred Stock shall have the right to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill the newly created directorships at the Company. The Preferred Directors are in addition to the Directors elected by the holders of the Company’s common stock. Holders of the Preferred Stock will not be entitled to vote on Directors elected by the holders of the common stock, and vice versa.

Additional Limited Class Voting Rights.

In addition any voting rights provided under New Jersey law, under the CPP, the holder of the Preferred Stock would also have the right to vote on (i) any authorization or issuance of shares ranking senior to the Preferred Stock; (ii) any amendment to the rights of the Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred Stock.

Restrictions on Dividends and Stock Repurchases.

As long as the Preferred Stock are outstanding, the Company would not be able to pay dividends on its common stock or any preferred shares ranking pari passu with the Preferred Stock, unless all dividends on the Preferred Stock have been paid in full.

Furthermore, until the earlier of the third anniversary of the Treasury’s investment or the date the Treasury ceases to hold any Preferred Stock or the Preferred Stock is redeemed in full, the Company may not, without the consent of the Treasury, increase the dividend on its common stock or repurchase its common stock or any trust preferred securities, unless the redemption of trust preferred securities was undertaken in connection with the refinancing of an outstanding series of trust preferred securities.

Issuance of Warrants to Purchase Common Stock.

In conjunction with the sale of the Preferred Stock, the Treasury will receive warrants to purchase common shares with an aggregate market price equal to 15% of the investment in the Preferred Stock. The exercise price of the warrants, and the market price for determining the number of shares of common stock subject to the warrants, is the average closing price of a share of the Company’s common stock for the 20 trading days ending one day prior to the date on which the Treasury preliminarily approved the Company for participation in the CPP, or December 12, 2008.  The average closing price of a share of the Company’s common stock for the 20 trading days ending one day prior to December 12, 2008 is $5.39.  The warrants will have a term of 10 years. The Treasury will agree not to exercise voting power with respect to any shares of common stock that it acquires upon exercise of the warrants.

Based upon the Company’s preliminary approval for the maximum investment under the CPP from the Treasury, or $9,989,000, the Company would issue warrants with an aggregate market price equal to $1,498,350.  The number of shares to be subject to the Warrants if we receive the maximum investment is 277,987 at an exercise each share with an exercise price of $5.39, which, if exercised simultaneously, would represent approximately 8.52% of the 3,261,362 currently issued and outstanding shares.

Exercise of the warrants will dilute the current ownership percentage of our common shareholders. In addition, in the event the book value of our common stock at the time of the exercise of a warrant is in excess of the warrants exercise price, the exercise of the warrants will also dilute the per share book value of our common stock.

The number of shares purchasable upon exercise of the warrants may be reduced by 50% if we undertake a capital offering which qualifies as Tier I capital and raise 100% of the amount invested by Treasury by December 31, 2009.

Limitations on Executive Compensation.

If the Company participates in the CPP, the Company will also be required to adopt and adhere to the standards for executive compensation and corporate governance established under Section 111 of the EESA, for the period during which the Treasury holds the Preferred Stock. These standards would generally apply to the Company’s chief executive officer, chief financial officer and the next three most highly compensated executive officers.

The Company and the affected senior executives believe that they are already in compliance with the Section 111 of the EESA; accordingly the Company does not anticipate any modification to any employment or compensation arrangement will be necessary.

Registration and Piggyback Rights

Upon the request of the Treasury, the Company will be required to register for resale the Preferred Stock, the Warrant and the underlying common shares purchasable upon exercise of the Warrant.   In addition, if the Company determines to register any of its equity securities, then the Company has agreed to include in such registration the Preferred Stock, and the Warrant and the underlying common shares purchasable upon exercise of the Warrant. Undertaking such a registration may result in additional expense for the Company.

Certain Pro Forma Financial Information

The unaudited pro form condensed consolidated financial data set forth below have been derived from our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data give effect to the transactions described therein as if they had occurred at the beginning of the period presented therein, i.e. at January 1, 2007 for the pro forma financial statements for the year ended December 31, 2007 and at January 1, 2008 financial statements for the nine months  ended September 30, 2008. In the pro forma presentations that follow, we have presented an investment by the Treasury of $9,989,000, the amount for which we have been preliminarily approved under the CPP.  Our actual performance may differ materially from these pro formas based upon many factors, including the actual amount of the investment (if any) made by the Treasury, the utilization of the proceeds, and the market price of our common stock.  This pro forma information should be read in conjunction with our audited financial statements and the related noted filed as part of our Annual Report on form 10-K for the year ended December 31, 2007 and our unaudited consolidated financial statements and the related noted thereto filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Our future results are subject to prevailing economic and industry conditions and financial, business and other known and unknown risks and contingencies, many of which are beyond our control. These factors include those described herein and those described under Item 1A of our Annual Report on Form 10-K as updated by our Quarterly Reports on Form 10-Q and our other reports filed with the SEC.

Sussex Bancorp
Pro Forma Consolidated Balance Sheet
(in thousands, except per share data)

	Historical
	9 Months	Pro
	Ended	Forma	As
	09/30/08	Adjustments	Adjusted
Balance Sheet Data:	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$26,007	$0	$26,007
Securities and other interest earning assets(1)	78,106	9,989	88,095
Loans, net of unearned	307,250	0	307,250
Other Assets	27,716	0	27,716
TOTAL ASSETS	$439,079	$9,989	$449,068

LIABILITIES
Total deposits	$356,661	$0	$356,661
Borrowings	36,160	0	36,160
Junior Subordinated Debentures	12,887	0	12,887
Other Liabilities	2,572	0	2,572
TOTAL LIABILITIES	408,280	0	408,280

STOCKHOLDERS' EQUITY
Preferred Stock	$0	$9,989	$9,989
Capital Stock	28,119	0	28,119
Warrants (3)	0	778	778
Discount on Preferred Stock (2)	0	(778)	(778)
Retained Earnings	3,676	0	3,676
Accumulated other comprehensive (loss) income	(996)	0	(996)
TOTAL STOCKHOLDERS' EQUITY	30,799	9,989	40,788
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$439,079	$9,989	$449,068

	$0	$0	$0

CAPITAL RATIOS
Leverage Ratio	9.08%	11.77%
Tier I Risk Based Ratio	11.77%	15.34%
Total Risk Based Ratio	13.71%	16.59%

(1)
Assumes Capital Purchase Program proceeds are invested in Fed Funds Sold earning a yield of 0.625%, consistent with the yield currently available to the Company for Fed Funds Sold though its correspondent bank. The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund loan growth and augment our strong capital position. However, such impact cannot be estimated at this time, as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans.

(2)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 6.89%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, with the aggregate discount amount equaling approximately $778,000,and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The fair value of the warrants is determined under a Black-Scholes model.  The model includes assumptions regarding the Company’s common stock price ($4.54), dividend yield (0.00%), stock price volatility (37.5%), as well as assumptions regarding the risk-free interest rate (2.48%). The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 14%) and an expected life of 5 years. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(3)
As described in the Section titled “Purpose and Effect of the Proposed Amendment”, under the Capital Purchase Program, the Treasury would receive warrants to purchase and a maximum of 277,987 shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $5.39 (based on the trailing 20 day SBBX average share price as of December 11, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Sussex Bancorp
Pro Forma Consolidated Statements of Income
Year Ended December 31, 2007
(in thousands, except per share data)

	Historical
	12 Months	Pro
	Ended	Forma	As
	12/31/07	Adjustments	Adjusted
		(Unaudited)	(Unaudited)
Net Interest Income (1)	$11,421	$62	$11,483
Loan Loss Provision	1,930	0	1,930
Net Interest Income after Provision	9,491	62	9,553
Noninterest Income	5,616	0	5,616
Noninterest Expense	13,148	0	13,148
Income/(Loss) Before Taxes	1,959	62	2,021
Provision for Income Taxes (2)	450	22	472
Income before Preferred Dividends	1,509	41	1,550
Less: Preferred Dividends (3)	0	635	635
Income available to common shareholders	$1,509	$(594)	$915
Basic Earnings Per Share	$0.48	$(0.19)	$0.29
Diluted Earnings Per Share	$0.47	$(0.20)	$0.27
Weighted Average Shares Outstanding:
Basic	3,150,000		3,150,000
Diluted (4)	3,178,000	162,016	3,340,016

(1)
Assumes Capital Purchase Program proceeds are invested in Fed Funds Sold earning a yield of 0.625%, consistent with the yield currently available to the Company for Fed Funds Sold though its correspondent bank. The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund loan growth and augment our strong capital position. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 35%.
(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 6.89%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, with the aggregate discount amount equaling approximately $778,000, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The fair value of the warrants is determined under a Black-Scholes model.  The model includes assumptions regarding the Company’s common stock price ($4.54), dividend yield (0.00%), stock price volatility (37.5%), as well as assumptions regarding the risk-free interest rate (2.48%). The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 14%) and an expected life of 5 years. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described in the Section titled “Purpose and Effect of the Proposed Amendment”, under the Capital Purchase Program, the Treasury would receive warrants to purchase maximum of 277,987 shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $5.39 (based on the trailing 20 day SBBX average share price as of December 11, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Sussex Bancorp
Pro Forma Consolidated Statements of Income
For the Nine Months Ended September 30, 2008
(in thousands, except per share data)

	Historical
	9 Months	Pro
	Ended	Forma	As
	09/30/08	Adjustments	Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
Net Interest Income (1)	$8,960	$47	$9,007
Loan Loss Provision	569	0	569
Net Interest Income after Provision	8,391	47	8,438
Noninterest Income	632	0	632
Noninterest Expense	10,479	0	10,479
Income/(Loss) Before Taxes	(1,456)	47	(1,409)
Provision for Income Taxes (2)	575	16	591
Income before Preferred Dividends	(2,031)	30	(2,001)
Less: Preferred Dividends (3)	0	476	476
Income available to common shareholders	$(2,031)	$(446)	$(2,477)
Basic Earnings Per Share	$(0.62)	$(0.14)	$(0.75)
Diluted Earnings Per Share	$(0.62)	$(0.14)	$(0.75)
Weighted Average Shares Outstanding:
Basic	3,300,000		3,300,000
Diluted (4)	3,300,000		3,300,000

(1)
Assumes Capital Purchase Program proceeds are invested in Fed Funds Sold earning a yield of 0.625%, consistent with the yield currently available to the Company for Fed Funds Sold through its correspondent bank. The actual impact to net interest income would be different as the Company expects to utilize a portion of the proceeds to fund loan growth and augment our strong capital position. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1 at the statutory rate of 35%.
(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 6.89%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, with the aggregate discount amount equaling approximately $778,000, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The fair value of the warrants is determined under a Black-Scholes model.  The model includes assumptions regarding the Company’s common stock price ($4.54), dividend yield (0.00%), stock price volatility (37.5%), as well as assumptions regarding the risk-free interest rate (2.48%). The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 14%) and an expected life of 5 years. The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described in the Section titled “Purpose and Effect of the Proposed Amendment”, under the Capital Purchase Program, the Treasury would receive warrants to purchase maximum of 277,987 shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2008 at a strike price of $5.39 (based on the trailing 20 day SBBX average share price as of December 11, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Required Vote

In order for the amendment to be approved, the affirmative vote of a majority of the shares of common stock cast at the Special Meeting is required.

Unless marked to the contrary, the shares represented by the enclosed Proxy Card, if executed and returned, will be voted “FOR” approval of the amendment.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning the beneficial ownership of shares of common stock as of November 30, 2008, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding common stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company, and (iv) all directors and executive officers of the Company as a group.  Other than as set forth in this table, the Company is not aware of any individual or group that holds in excess of 5% of the outstanding common stock.

Name	Common Stock Beneficially Owned (1)	Percentage of Class
Anthony Abbate	26,000	0.80%
Irvin Ackerson	37,601(2)	1.15%
Patrick Brady	7,368	0.23%
Richard Branca	6,288(3)	0.19%
Mark J. Hontz	7,243 (4)	0.22%
Donald L. Kovach	146,647 (5)(6)	4.47%
Edward J. Leppert	33,877 (7)	1.04%
Timothy Marvil	8,268(8)	0.25%
Richard Scott	62,820 (9)	1.92%
Terry Thompson	54,592 (10)	1.66%
Directors & Principal Officers as a Group	536,393	15.95%
_______________________________
(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

(2)	Includes 12,767 shares owned by Mr. Ackerson's wife. Also includes 7,052 shares purchasable upon the exercise of immediately exercisable stock options.
(3)	Also includes 1,118 shares purchasable upon the exercise of immediately exercisable stock options.
(4)	Also includes 2,236 shares purchasable upon the exercise of immediately exercisable stock options.
(5)
Includes 17,752 shares owned by Mr. Kovach’s wife, and 13,621 shares held by IRA’s for the benefit of Mr. Kovach and his spouse.  Also includes 19,061 shares purchasable upon the exercise of stock options.

(6)	Includes 46,652 shares over which Mr. Kovach has voting authority as administrator for Sussex Bank Employee Stock Ownership Plan.
(7)	Includes 3,984 shares FBO Cynthia Leppert, IRA and 9,067 FBO Edward L. Leppert, IRA. Also includes 4,585 shares purchasable upon the exercise of immediately exercisable stock options
(8)	Also includes 4,585 shares purchasable upon the exercise of immediately exercisable stock options.
(9)	Also includes 5,819 shares purchasable upon the exercise of immediately exercisable stock options.
(10)	Includes 17,656 shares FBO Terry H. Thompson, IRA. Also includes 28,775 shares purchasable upon the exercise of immediately exercisable stock options.

Name of Beneficial Owner of More Than 5% of the Common Stock	Number of Shares Beneficially Owned (1)	Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	333,084	10.21%
Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza One Saddle Brook, NJ 07663	186,705	5.72%
Lakeland Bancorp, Inc. 250 Oakridge Road Oak Ridge, NJ 07438	187,756	5.76%

_____________________________

(1)  Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record and beneficially by the named person, either directly or through the dividend reinvestment plan.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth herein.  However, if any other matters properly come before the Meeting, or any adjournment thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

EXHIBITS

A –	Proposed Amendment to the Certificate of Incorporation of Sussex Bancorp.

EXHIBIT A

PROPOSED AMENDMENT TO
THE CERTIFICATE OF INCORPORATION OF
SUSSEX BANCORP

Article FOURTH of the Certificate of Incorporation is deleted in its entirety and replaced as follows:

“(A)           The total authorized capital stock of the Corporation shall be 6,000,000 shares, consisting of 5,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock which may be issued in one or more classes or series.  The shares of Common Stock and the shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series of Preferred Stock, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

(B)           The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders, amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of  Preferred Stock for such consideration as the Board of Directors may fix.  In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

(1)           The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

(2)           The dividend rate of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(3)           The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

(4)           Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(5)           Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(6)           The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(7)           Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock and/or Common Stock ranking junior to the shares of the class or series;

(8)           Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

(9)           Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.”

SUSSEX BANCORP

REVOCABLE PROXY FOR
SPECIAL  MEETING OF SHAREHOLDERS
JANUARY __, 2009

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Terry Thompson and Mark J. Hontz and each of them, with full power of substitution, to vote all of the shares of Sussex Bancorp (the "Company") standing in the undersigned's name at the Special Meeting of Shareholders of the Company, to be held at 10:00 a.m. at the main offices of the Company at 200 Munsonhurst Road, Franklin, New Jersey on January 7, 2009 and at any adjournment thereof.  The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified below.  If no choice is specified, the proxy will be voted "FOR"   approval of the amendment to the Company’s Certificate of Incorporation.

The Board of Directors recommends the approval of the following proposal:

1.           An Amendment to the Company’s Certificate of Incorporation to provide for 1,000,000 shares of series preferred stock; the terms, conditions, designations and preferences of any issuance of any series of such Preferred Stock to be determined by the Board of Directors at the time the stock is issued.

☐	FOR THE AMENDMENT

☐	AGAINST THE AMENDMENT

☐	ABSTAIN

2.	In their discretion, such other business as may properly come before the meeting.

Dated: , 2009.
Signature

Signature

(Please sign exactly as your name appears.  When signing as an executor, administrator, guardian, trustee or attorney, please give your title as such.  If signer is a corporation, please sign the full corporate name and then an authorized officer should sign his name and print his name and title below his signature.  If the shares are held in joint name, all joint owners should sign.)

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.